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INDIVIDUAL
RETIREMENT
ACCOUNT



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DISCLOSURE STATEMENT
CUSTODIAL ACCOUNT
AGREEMENT
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                              DISCLOSURE STATEMENT

RIGHT TO REVOKE YOUR IRA

If you receive this Disclosure Statement at the time you establish your IRA, you have the right to revoke your IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to the Custodian at:

FPS Services, Inc.
3200 Horizon Drive
King of Prussia, PA 19406-0903

If you send your notice by first-class mail, your revocation will be deemed mailed as of the date of the postmark.

If you have any questions about the procedure for revoking your IRA, please call the Custodian at the telephone number listed on the Application.

REQUIREMENTS OF AN IRA
A. CASH CONTRIBUTIONS - Your contribution must be in cash, unless it is a rollover contribution.

B. MAXIMUM CONTRIBUTION - The total amount you may contribute to an IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation.

C.  NONFORFEITABILITY - Your interest in your IRA is nonforfeitable.

D. ELIGIBLE CUSTODIANS - The Custodian of your IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. COMMINGLING ASSETS - The assets of your IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. LIFE INSURANCE - No portion of your IRA may be invested in life insurance contracts.

G. COLLECTIBLES - You may not invest the assets of your IRA in collectibles (within the meaning of Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service. Specially minted United States gold and silver bullion coins and certain state-issued coins are permissible IRA investments.

H. REQUIRED MINIMUM DISTRIBUTIONS - You are required to take minimum distributions from your IRA at certain times in accordance with Proposed Treasury Regulations Section 1.408-8. Below is a summary of the IRA distribution rules.

    1. You are required to take a minimum distribution from your IRA for the year in which you reach age 70 1/2 and for each year thereafter. You must take your first payout by your required beginning date, April 1 of the year following the year you attain age 70 1/2. The minimum distribution for any taxable year is equal to the amount obtained by dividing the account balance at the end of the prior year (less any required distribution taken between January 1 and April 1 of the year following the year you attain age 70 1/2) by the joint life expectancy of you and your designated beneficiary. If you have not

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       designated a beneficiary  for your IRA by your required  beginning  date, your single life expectancy will be used.

    2. Your single or joint life expectancy is determined by using the IRS unisex life expectancy tables. You can find these tables in Treasury Regulation Section 1.72-9.

       We may establish a policy dictating whether or not life expectancies may be recalculated in determining required minimum distributions from your IRA. Alternatively, we may allow you to elect whether or not to recalculate your life expectancies.

       You may choose (within the limits set forth in the distribution rules and our life expectancy recalculation policy) how you want your required minimum distributions structured. You must make your payment elections no later than April 1 following your 70 1/2 year. If you do not make an election by that date, we may do any one of the following:

       (a) make no payment until you give us a proper payout request,

       (b) pay your entire IRA to you in a single sum payment, or

       (c) determine your required minimum distribution each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

    3. If you name someone other than your spouse as your beneficiary, and your beneficiary is more than 10 years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit
       (MDIB) rule. The MDIB rule generally requires that your required minimum distributions be calculated as if your beneficiary were exactly 10 years younger than you.

    4. If you die:

       (a) on or after your required beginning date, distributions must be made to your beneficiary or beneficiaries at least as rapidly as under the method being used to determine minimum distributions as of the date of your death.

       (b) before your required beginning date, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

           (i) be distributed by December 31 of the year containing the fifth anniversary of your death, or

           (ii)be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

       Your beneficiary or beneficiaries must elect either option (i) or (ii) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with (ii) if the beneficiary is your surviving spouse, and in accordance with (i) if your beneficiary is not your surviving spouse. In the case of distributions under (ii), distributions must commence by December 31 of the year following the year of your death. If your spouse is the beneficiary, distributions need not commence until December 31 of the year you would have attained age 70 1/2, if later.

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INCOME TAX CONSEQUENCES OF
ESTABLISHING AN IRA

A. IRA DEDUCTIBILITY - If you have not yet reached the year in which you attain age 70 1/2 and have earned income from services rendered, you may make an IRA contribution of the lesser of 100 percent of compensation or $2,000. However, the amount of the contribution for which you may take a tax deduction will depend upon whether you (or your spouse) are an active participant in an employer-maintained retirement plan. If you (and your spouse) are not an active participant, your IRA contribution will be totally deductible. If you (or your spouse) are an active participant, the deductibility of your contribution will depend on your adjusted gross income
    (AGI) for the tax year for which the contribution was made. AGI is determined on your tax return (disregarding any deductible IRA contribution).

    DEFINITION OF ACTIVE PARTICIPANT - Generally, you will be an active participant if you are covered by one or more of the following employer-maintained retirement plans:
    1. a qualified pension, profit sharing, 401(k), or stock bonus plan;
    2. a qualified annuity plan of an employer;
    3. a simplified employee pension (SEP) plan;
    4. a retirement plan established by the Federal government, a State, or a political subdivision (except certain unfunded deferred compensation plans under IRC Section 457);
    5. a tax sheltered annuity for employees of certain tax-exempt organizations or public schools;
    6. a qualified plan for self-employed individuals (H.R. 10 or Keogh Plan);
       and

    7. a SIMPLE IRA plan or a SIMPLE 401(k) plan.

    If you do not know whether your employer maintains one of these plans or whether you are an active participant in it, check with your employer and your tax advisor. Also, the Form W-2 (Wage and Tax Statement) that you receive at the end of the year from your employer will indicate whether you are an active participant.

    If you are single, your threshold AGI level is $25,000. The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate tax return, the threshold level is $0. If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it may be limited in amount (but never less than $200).

    The deductible amount of your contribution is determined by taking your threshold AGI level plus $10,000 (e.g., $50,000 if you are married and filing jointly, $35,000 if you are single) and subtracting from it your AGI (determined prior to taking your itemized deductions). Multiply the resulting number by .2 to give you your personal deduction limit. You must round up the resulting number to the next highest $10 if the number is not a multiple of 10.

B. TAX-DEFERRED EARNINGS - The investment earnings of your IRA are not subject to federal income tax until distributions are made (or, in certain instances, when distributions are deemed to be made).

C. NONDEDUCTIBLE CONTRIBUTIONS - You may make nondeductible contributions to your IRA to the extent that deductible contributions are not allowed. The sum of your deductible and nondeductible IRA contributions cannot exceed your contribution limit (the lesser of $2,000 or 100 percent of compensation). You may elect to

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    treat deductible IRA contributions as nondeductible contributions.

    If you make nondeductible contributions for a particular tax year, you must report the amount of the nondeductible contribution on your federal income tax return (using IRS Form 8606).

    If you overstate the amount of designated nondeductible contributions for any taxable year, you are subject to a $100 penalty unless reasonable cause for the overstatement can be shown. Failure to file any form required by the IRS to report nondeductible contributions (eg., IRS Form 8606) will result in a $50 per failure penalty.

D. TAXATION OF DISTRIBUTIONS - The taxation of IRA distributions depends on whether or not you have ever made nondeductible IRA contributions. If you have only made deductible contributions, any IRA distribution will be fully included in income. If you have ever made nondeductible contributions to any IRA, the following formula must be used to determine the amount of any IRA distribution excluded from income:

    (Aggregate Nondeductible Contributions)
     x (Amount Withdrawn)   =  Amount Excluded
     --------------------
     Aggregate IRA Balance        From Income

    NOTE: Aggregate nondeductible contributions include all nondeductible contributions made by you through the end of the year of the distribution (which have not previously been withdrawn and excluded from income). Also note that aggregate IRA balance includes the total balance of all of your IRAs as of the end of the year of distribution and any distributions occurring during the year.

E. ROLLOVERS - Your IRA may be rolled over to an IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your IRA from any of your IRAs, or from your employer's Qualified Retirement Plan or Tax Sheltered Annuity. SIMPLE IRA funds may not be rolled to your IRA during the first two years you participate in your employer's SIMPLE IRA plan. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent tax advisor.

    1. IRA to IRA Rollovers - Funds distributed from your IRA may be rolled over to an IRA of yours if the requirements of IRC Section 408(d)(3) are met. A proper IRA to IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another IRA to IRA rollover from the distributing IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months.

    2. Qualified Plan (or Tax-Sheltered Annuity) to IRA Rollovers - Effective for qualified plan distributions received after January 1, 1993, you may roll over, directly or indirectly, any eligible rollover distribution. An eligible rollover distribution is defined generally as any distribution from a qualified plan (other than distributions to nonspouse beneficiaries) unless it is part of certain series of substantially equal periodic payments, after-tax dollars or a required minimum distribution.

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        If you elect to receive your rollover distribution prior to placing it in an IRA, thereby conducting an indirect rollover, your plan administrator will generally be required to withhold 20 percent of your distribution as a prepayment of income taxes. When completing the rollover, you may make up the amount withheld, out of pocket, and roll over the full amount distributed from your qualified plan balance, if you so choose. To qualify as a rollover, your eligible rollover distribution must be rolled over to your IRA not later than 60 days after you receive it.

        Alternatively, you may claim the withheld amount as income and pay the applicable income tax and, if you are under age 59 1/2, the 10 percent early distribution penalty (unless an exception to the penalty applies). As an alternative to the indirect rollover, your employer generally must give you the option of directly rolling your qualified plan balance over to an IRA. If you elect the direct rollover option, your eligible rollover distribution will be paid directly to the IRA (or other qualified plan) that you designate. The 20 percent withholding requirements do not apply to direct rollovers.

        If you place your rollover contribution in a separate (i.e., conduit) IRA plan which holds just those dollars, you preserve the right to later roll the money originating from the qualified plan into another qualified plan.

    3. Written Election - At the time you make a proper rollover to an IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

F. CARRYBACK CONTRIBUTIONS - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designated it as such.

LIMITATIONS AND RESTRICTIONS
A. SEP PLANS - Under a Simplified Employee Pension (SEP) Plan that meets the requirements of IRC Section 408(k), your employer may make contributions to your IRA. Your employer is required to provide you with information which describes the terms of your employer's SEP Plan.

B. SPOUSAL IRA - If you are married, you may make payments to an IRA established for the benefit of your spouse. Your spouse must not have attained age 70 1/2 in that year, or any prior year, even if you are age 70 1/2 or older. You must file a joint tax return for the year for which the contribution is made.

    The amount you may contribute to your IRA and your spouse's IRA is the lesser of $4,000 or 100 percent of your combined compensation. However, you may not contribute more than $2,000 to any one IRA.

C. DEDUCTION OF ROLLOVERS AND TRANSFERS - A deduction is not allowed for rollover or transfer contributions.

D. ESTATE TAX EXCLUSION - The $100,000 federal estate tax exclusion previously available has been repealed for individuals dying after 12/31/84. No exclusion will be allowed for individuals dying after that date. Transfers of

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    your IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise, may be subject to federal gift tax under IRC Section 2501 if made after October 22, 1986.

E. SPECIAL TAX TREATMENT - Capital gains treatment and the favorable five or ten year forward averaging tax authorized by IRC Section 402 do not apply to IRA distributions.

F. INCOME TAX TREATMENT - Any withdrawal from your IRA, except a direct transfer, is subject to federal income tax withholding. You may, however, elect not to have withholding apply to your IRA withdrawal. If withholding is applied to your withdrawal, not less than 10 percent of the amount withdrawn must be withheld.

G. PROHIBITED TRANSACTIONS - If you or your beneficiary engage in a prohibited transaction with your IRA, as described in IRC Section 4975, your IRA will lose its tax-exempt status and you must include the value of your account in your gross income for that taxable year.

H. PLEDGING - If you pledge any portion of your IRA as collateral for a loan, the amount so pledged will be treated as a distribution and will be included in your gross income for that year.

FEDERAL TAX PENALTIES
A. EARLY DISTRIBUTION PENALTY - If you are under age 59 1/2and receive an IRA distribution, an additional tax of 10 percent will apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Beginning January 1, 1997, payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.

B. EXCESS CONTRIBUTION PENALTY - An excise tax of 6 percent is imposed upon any excess contribution you make to your IRA. This tax will apply each year in which an excess remains in your IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year.

C. EXCESS ACCUMULATION PENALTY - One of the requirements listed above is that you are required to take a minimum distribution by April 1 of the year following the year you attain age 70 1/2and by the end of each year thereafter and that your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.

D. EXCESS DISTRIBUTION PENALTY - You will be taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeds $112,500 (indexed each year for the cost of

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    living). Certain exceptions may apply. If you receive an excess distribution as described above, you should see your tax advisor to determine if these exceptions apply to you. This tax is referred to as an excess distribution penalty. However, this penalty is suspended for payments received during 1997, 1998 and 1999 as a result of the Small Business Job Protection Act of 1996.

E. EXCESS RETIREMENT ACCUMULATION PENALTY - Your estate will have to pay additional federal estate tax if you die with an excess retirement accumulation. The increased estate tax will be equal to 15 percent of the excess retirement accumulation. An excess retirement accumulation exists if, at the time of your death, the value of all of your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $112,500 (indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax is referred to as an excess retirement accumulation tax penalty.

F. PENALTY REPORTING - You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

CUSTODIAN/PLAN ADMINISTRATOR The Custodian of your IRA is identified in the Individual Retirement Account Application. If FPS Services, Inc. is not the Custodian, FPS Services, Inc. serves as the Plan Administrator, and in such capacity is responsible for all record keeping, applicable tax reporting and fee collection in connection with IRA accounts. FPS Services, Inc. is also the transfer agent for the Funds.

FEES

The custodial fee currently in effect is an annual maintenance fee of $12 per Fund account.

Your first annual maintenance fee may be paid at the same time that you mail your IRA Application to FPS Services, Inc. Forward a separate check for $12, made payable to FPS Services, Inc.

In subsequent years, you may pay the annual maintenance fee by forwarding a check to FPS Services, Inc. If you do not forward payment for the annual maintenance fee by August 31 of each year, FPS Services, Inc. will obtain payment directly from your IRA by redeeming a sufficient number of the Fund shares held in your IRA.

The Custodial Fees may be modified upon 30 days' written notice from the Custodian of your IRA.

One or more of the mutual funds available for investment through your IRA may be subject to sales charges. Such charges, if any, are listed in the prospectus of that fund.

OTHER
A. IRS PLAN APPROVAL - The Agreement used to establish this IRA has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. ADDITIONAL INFORMATION - You may obtain further information on IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements.

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                     INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

Form 5305-S Under Section 408(a) of the Internal Revenue Code

The depositor whose name appears on the attached is establishing an Individual Retirement Account under section 408(a) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the attached Application has given the Depositor the disclosure statement required under Regulations section 1.408-6. The Depositor has assigned the custodial account the sum indicated on the Application.

The Depositor and the Custodian make the following agreement:

ARTICLE I
The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3) or an employer contribution to a Simplified Employee Pension Plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a Simplified Employee Pension Plan described in Section 408(k).

ARTICLE II
The Depositor's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE III
1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV
1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the Custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
    Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.



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3.  The Depositor's entire interest in the Custodial account must be, or begin to be, distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 701/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial account distributed in:
    (a) A single sum payment.
    (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.
    (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.
    (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.
    (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

    (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

    (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either


        (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

       (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

    (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

    (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained

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ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V
1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

ARTICLE VI
Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.

ARTICLE VII
This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the Application.

ARTICLE VIII
1. CONTRIBUTIONS. The Custodian is under no duty to compel the Depositor to make any contributions to the Custodial account (the "Account"). The Depositor must certify to the Custodian (in form satisfactory to it) that any contribution other than a regular contribution is:

    (a) A rollover contribution under Section 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code, or

    (b) A direct transfer from another individual retirement account (as defined in Section 7701(a)(37) of the Code permitted under Article I of this agreement.

2. INVESTMENTS. The Depositor shall direct the Custodian with respect to the investment of all contributions. However, such direction shall be limited to the purchase of shares of the Fund or Funds. Investments received without direction may be returned or held uninvested without liability for loss of income, interest or appreciation while directions are obtained. All dividends and capital gain distributions received on shares held in the Account shall be reinvested in additional shares of the issuing Fund(s).

3. CASH CONTRIBUTIONS. The Custodian shall not accept any contribution or direct transfer from another individual retirement account qualified under
    Section 408 of the Code unless it is made in cash (or its equivalent).

4. NOTICES AND VOTING. The Custodian shall deliver to the Depositor (or, in the event of the Depositor's death, the Depositor's designated beneficiary) all shareholder notices and reports, prospectuses, financial statements, proxy material and other materials as they are received

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from the Fund(s). The Custodian shall vote at all shareholder meetings of the
Fund in accordance with written instructions of the Depositor which will be secured by the Custodian.

5. FEES AND TAXES. The Custodian shall receive, and the Depositor hereby agrees to pay, such reasonable compensation for its services ("fees ") as set forth in the currently effective Disclosure Statement for the Account. The Custodian may substitute a different fee schedule at any time upon 30 days' notice in writing to the Depositor. Such fees may be paid by the Depositor; however, they shall constitute a charge upon the assets of the Account until paid. Unless otherwise paid, the Custodian shall have the right to redeem sufficient Fund shares in the Account and to apply the proceeds to the payment of its annual fees. Any income taxes or other taxes of any kind that may be levied or assessed against the Account may be similarly paid from the assets of the Account and shall not be an obligation of the Custodian.

6. CUSTODIAN'S DUTIES AND OBLIGATIONS. If FPS Services, Inc. is not the Custodian, FPS Services, Inc. serves as the Plan Administrator for the Custodian and in such capacity is responsible for all record keeping, applicable tax reporting and fee collection in connection with IRA accounts. FPS Services, Inc. also serves as transfer agent for the Fund(s). The Custodian shall be under no duty whatsoever except such duties as are specifically set forth in this Agreement, and, notwithstanding Article IV of this Agreement, shall be under no duty to make any distribution from the Account in the absence of specific directions from the Depositor or, upon the death of the Depositor, the Depositor's designated beneficiary, whether or not the Depositor has attained age 70 1/2or is deceased. Neither the Custodian, the Plan Administrator, the Sponsor, the Fund(s) nor any of their respective affiliates shall have any duty:
    (a) To ascertain whether a rollover contribution described in Article I of this Agreement or a direct transfer from another IRA is properly made in accordance with applicable provisions of the Code or any other plan, IRA or other retirement arrangement;
    (b) To ascertain whether any distribution is sufficient for purposes of the rules described in Article IV of this Agreement;
    (c) To make distributions in the form of an annuity contract under Article IV of this Agreement;
    (d) To confirm the existence of a disability;
    (e) To review or make suggestions regarding the investment of the assets of the Account; or
    (f) To invest, reinvest or dispose of any assets held in the Account except in accordance with Section 2 or 3 of this Article VIII. Whenever the Depositor is responsible for any direction, notice, warranty, representation, or instruction under this Agreement, the Custodian shall be entitled to assume the truth of any statement made, or believed to have been made, by the Depositor, and the Custodian shall be under no duty of further inquiry and shall have no liability with respect to any action taken in reliance upon the truth of such statement.

7. DEPOSITOR'S WARRANTIES. The Depositor hereby agrees that it is not intended that any fiduciary duties be conferred (by implication or otherwise) upon the Custodian under this Agreement, and he or she shall look solely to the assets of his or her Account for the payment of any benefits to which he or she may become entitled under this Agreement. The Depositor hereby acknowledges his or her understanding



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    that taxes and penalties may be imposed under the Code for:
    (a) Excess contributions;

    (b) Premature distributions made before the Depositor dies, becomes disabled (as defined in Section 72(m) of the Code) or reaches age 59 1/2, except in the case of:
        (i) Rollovers or transfers to other IRAs or rollovers to eligible retirement plans in accordance with applicable provisions of the Code and related regulations; or
       (ii) A series of substantially equal periodic payments (as defined in Section 72(t) of the Code);

    (c) Distributions which are less than the minimum amounts required under Sections 401(a)(9), 408(a)(6) and 4974 of the Code; and

    (d) Prohibited transactions under Section 4975 of the Code.

    Any and all such taxes and penalties shall be paid by the Depositor.

8. AMENDMENT. The Depositor hereby delegates to the Custodian the power to amend this Agreement, and the Depositor shall be deemed to have consented to any such amendment. The Custodian shall adopt amendments only in accordance with directions made by the Sponsor. The Depositor shall be furnished a copy of any such amendment. Notwithstanding the foregoing, the Custodian may not amend this Agreement in such manner as to permit or cause assets of the Account to be diverted to purposes other than for the exclusive benefit of the Depositor and his or her beneficiaries, except to the extent that any such amendment is necessary to conform this Agreement to any applicable law, governmental regulation or ruling or to satisfy the requirements of the Code.

9. TERMINATION. This Agreement shall terminate upon the complete distribution of the Account to the Depositor or his or her beneficiaries or to another IRA. The Custodian shall have the right to terminate this Account upon 30 days' notice in writing to the Depositor or (in the event of his or her death) to the Depositor's beneficiaries. In such event and upon expiration of such period, the Custodian shall distribute the Account:

        (a) To such other IRA as the Depositor (or his or her beneficiaries) shall designate;

        (b) In the absence of such direction, to the Depositor; or

        (c) In the event of the Depositor's death, to the beneficiaries, as their interests shall appear.

10. RESIGNATION. The Custodian may resign at any time, upon 30 days' notice in writing to the Depositor, and may be removed by the Depositor or the Sponsor at any time, upon 30 days' notice in writing to the Custodian. Upon such resignation or removal, the Depositor or the Sponsor (as appropriate) shall appoint a qualified successor custodian which shall be a bank, within the meaning of Section 408(n) of the Code, or another person who has satisfied the requirements of Section 408(a)(2) of the Code and related regulations.

11. SUCCESSOR CUSTODIAN. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to the successor custodian the assets of the Account and all records pertaining thereto. The Custodian is authorized, however, to reserve such sum of money or assets as it may deem advisable for payment of all of its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a

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    charge on or against the assets of the Account or on or against the
    Custodian with respect to the Account; and any balance of such reserve remaining after the payment of all such items shall be paid over to the successor custodian. If assets are retained in accordance with this Section 11, they may be disposed of in accordance with the provisions of Section 5 of this Article VIII. The successor custodian shall hold the assets paid over to it under terms which are consistent with Section 408 of the Code and related regulations.

12. FAILURE OF APPOINTMENT. It shall be a condition of the removal of the Custodian that the Depositor or the Sponsor shall have appointed a qualified successor custodian. In the event of the resignation of the Custodian and the failure to appoint a qualified successor custodian, the Custodian may itself appoint such successor, unless it elects to terminate this Agreement pursuant to Section 9 of this Article VIII, and the costs of such appointment shall be treated in the same manner as fees under Section 5 of this Article VIII.

13. REQUIRED APPOINTMENT OF SUCCESSOR CUSTODIAN. The Depositor may remove the Custodian and appoint a successor custodian upon notification by the Commissioner of Internal Revenue Service that the Custodian has failed to comply with the applicable requirements of Section 1.401-12(n) or applicable successor provisions of the Income Tax Regulations or is not keeping such records, making such returns or rendering such statements as are required by applicable Treasury Regulations or by forms prescribed by the Internal Revenue Service.

14. BENEFICIARIES. By separate written document attached as the Beneficiary Designation to this Agreement, the Depositor may designate a method for payment of benefits in accordance with Article IV of this Agreement and designate a beneficiary for the receipt of such benefits in the event of the Depositor's death. Should the Depositor die without an effective designation of method of distribution or beneficiary, the assets of the Account shall be distributed to the surviving spouse in such manner as the Depositor's spouse shall designate under Article IV of this Agreement. In the absence of a surviving spouse or surviving designated beneficiary, the assets of the Account shall be distributed to the Depositor's estate in a lump sum.

15. INDEMNIFICATION. The Depositor agrees to indemnify and hold harmless the Custodian, the Plan Administrator (if applicable), the Sponsor, the Fund(s) and their respective affiliates, agents, employees, successors and assigns, from and against any claim or liability arising in connection with the Depositor's Account, except in the case of gross negligence or willful misconduct.

16. GOVERNING LAWS. Except to the extent preempted by the Code or other applicable federal law, this Agreement shall be governed by and construed and administered under the laws of the Commonwealth of Pennsylvania.

17. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed and enforced as if such provision had not been included.

18. CAPTIONS. The captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Agreement nor in any way shall

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    affect the construction of any provision of this Agreement.

19. DEFINITIONS. For purposes of this Article VIII, "Sponsor" means the institution identified as such in the IRA Application; and "Fund" or "Funds" means the regulated investment company or companies, the investment advisor to which, or the principal underwriter of which, is the Sponsor.

INSTRUCTIONS
(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM
Form 5305-A is a model Custodial account agreement that meets the requirements of Section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

Individuals may rely on regulations for Tax Reform Act of 1986 to the extent specified in those regulations.

Do not file Form 5305-A with the IRS. Instead, keep it for your records.

For more information on IRAs, including the required disclosure you can get from your Custodian, get Pub. 590, Individual Retirement Accounts (IRAs).

DEFINITIONS
Custodian: The Custodian must be a bank or savings and loan association, as defined in Section 408(n), or other person who has the approval of the IRS to act as Custodian.

Depositor: The Depositor is the person who establishes the Custodial account.

IDENTIFYING NUMBER
The Depositor's social security number will serve as the identification number of his or her IRA. An employer identification number is required only for an IRA for which a return is filed to report unrelated business taxable income. An employer identification number is required for a common fund created for IRAs.

IRA  FOR  NON-WORKING  SPOUSE
Form 5305-A may be used to establish the IRA Custodial account for a nonworking spouse.

Contributions to an IRA Custodial account for a nonworking spouse must be made to a separate IRA Custodial account established by the nonworking spouse.

SPECIFIC INSTRUCTIONS

ARTICLE IV: Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of Section 408(a)(6) have been met.

ARTICLE VIII: Article VIII and any that follow it may incorporate additional provisions that are agreed upon by the Depositor and Custodian to complete the Agreement. They may include, for example,

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definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of Custodian, Custodian's fees, State law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

REQUESTING DISTRIBUTION

A request for a distribution from the IRA must be submitted in writing to:

                               FPS Services, Inc.
                      Retirement Plans -- Liquidation Desk
                               3200 Horizon Drive
                         King of Prussia, PA 19406-0903

If a request does not contain all necessary information, FPS Services, Inc. will notify the Depositor in writing as to its incompleteness, requesting the additional information, including signature guarantee if required by the Fund. When the distribution instructions are in proper order, only then will the shares be redeemed and the monies distributed.

                     NOTE: FORM 5305-A MAY BE REPRODUCED AND
               REDUCED IN SIZE FOR ADOPTION TO PASSBOOK PURPOSES.

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